    MDU RESOURCES GROUP, INC.

    EXECUTIVE INCENTIVE COMPENSATION PLAN
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I.    ESTABLISHMENT AND PURPOSE
    The Executive Incentive Compensation Plan (the “Plan”) was adopted by the Board of Directors of MDU Resources Group, Inc. (“MDUR”) on November 4, 1982 and subsequently amended. Effective January 1, 2012, the Plan was further amended, and the Montana-Dakota Utilities Co. Executive Incentive Compensation Plan, the MDU Construction Services Group, Inc. Executive Incentive Compensation Plan, the Knife River Corporation Executive Incentive Compensation Plan and the WBI Holdings, Inc. Executive Incentive Compensation Plan (collectively, the “Business Unit Plans”) were merged into the Plan. All awards with respect to services performed in 2011 and earlier that were earned and deferred pursuant to any of the Business Unit Plans shall be subject to the terms of the applicable Business Unit Plans in effect at the time the awards were granted. Deferral elections for awards relating to services to be performed during 2012 made pursuant to any of the Business Unit Plans shall be deemed to have been made pursuant to the Plan.
    The purpose of the Plan is to provide an incentive for key executives of MDUR, its business segments, and subsidiaries to focus their efforts on the achievement of performance objectives. The Plan is designed to reward successful performance as measured against specified performance measures. When performance reaches or exceeds the target performance measures, incentive compensation awards, in conjunction with salaries, provide a level of compensation which recognizes the skills and efforts of the key executives.

II. DEFINITIONS
    Capitalized terms not otherwise defined herein shall have the meanings given them in the Rules and Regulations.

III.    BASIC PLAN CONCEPT
    The Plan provides an opportunity to earn annual incentive compensation based on the achievement of specified annual performance measures. A target incentive award for each Participant within the Plan is established based on the approved salary grade structure. The target incentive award represents the amount to be paid, subject to the achievement of the performance measures established each year. Larger incentive awards than target may be authorized when performance exceeds targets; lesser or no amounts may be paid when performance is below target.
    It is recognized that during a Plan Year major unforeseen changes in economic and environmental conditions or other significant factors beyond the control of management may substantially affect the ability of the Participants to achieve the specified performance measures. Therefore, in its review of performance the Administrator may modify the performance measure targets. However, it is contemplated that such modifications to the performance measure target will be necessary only in years of unusually adverse or favorable external conditions or other unforeseen significant factors beyond the control of management.

IV.    ADMINISTRATION
    The Plan shall be administered by the Compensation Committee of the Board of Directors of MDUR (the “Administrator”). The Compensation Committee of the Board of Directors of MDUR shall adopt Rules and Regulations for the administration of the Plan. With respect to employees who are not subject to Section 16 of the Securities Exchange Act of 1934, as amended, the Chief Executive Officer of MDUR, with respect to MDUR employees, and the chief executive officer of each business segment, in conjunction with the Chief Executive Officer of MDUR, with respect to the business segment’s employees, shall be the Administrator.
    The Administrator shall approve the list of eligible Participants and the target incentive award level for each Participant within the Plan. It is contemplated that the Plan’s performance measure targets for the year shall be approved by the Administrator no later than 90 days after the beginning of that Plan Year. The Administrator shall have final discretion to determine

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actual award payment levels, method of payment, and whether or not payments shall be made for any Plan Year.
    The Board of Directors of MDUR may, at any time and from time to time, alter, amend, supersede or terminate the Plan in whole or in part, provided that no termination, amendment or modification of the Plan shall adversely affect in any material way an award that has met all requirements for payment without the written consent of the Participant holding such award, unless such termination, modification or amendment is required by applicable law.

V.    ELIGIBILITY
    Executives who are determined by the Administrator to have a key role in both the establishment and achievement of their company’s objectives shall be eligible to participate in the Plan.
    Nothing in the Plan shall interfere with or limit in any way the right of an employer to terminate any Participant’s employment at any time, for any reason or no reason in its sole discretion, or confer upon any Participant any right to remain employed by the employer. No executive shall have the right to be selected to receive an award under the Plan, or, having been so selected, to be selected to receive a future award.

VI.    PLAN PERFORMANCE MEASURES
    Performance measures shall be established that consider stakeholder interests and shall be evaluated annually based on achievement of specified objectives.
    The performance measures will be determined by the Administrator. These measures may be applied at the MDUR level, the business segment level and/or subsidiary level. The Administrator may assign different performance measures and/or different weights to performance measures for each Participant.
    The Administrator may establish threshold, target and maximum or other award levels annually for some or all of the performance measures. The Administrator will retain the right to make all interpretations as to the actual attainment of the desired performance measure

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and will determine whether any circumstances beyond the control of management need to be considered.

VII.    TARGET INCENTIVE AWARDS
    Target incentive awards are expressed as a percentage of each Participant’s Salary. These percentages may vary by position and reflect larger reward opportunity for positions having greater effect on the establishment and accomplishment of the performance objectives. A schedule showing the target awards as a percentage of Salary for eligible positions will be prepared for each Plan Year.

VIII.    INCENTIVE FUND DETERMINATION
    The target incentive fund is the sum of the individual target incentive awards for all eligible Participants. Once the incentive targets have been determined by the Administrator, a target incentive fund shall be established and accrued ratably by MDUR and each of its business segments and/or subsidiaries, as applicable. The incentive fund and accruals may be adjusted during the year.
    At the close of each Plan Year, the Chief Executive Officer of MDUR will cause an analysis to be prepared showing the actual performance results in relation to each of the target performance measures. This will be provided to the Administrator for review and comparison to threshold, target and maximum or other performance levels, if applicable. In addition, any recommendations of the Chief Executive Officer of MDUR or the Administrator will be presented at this time. The Administrator will then determine the amount of each Participant’s incentive award and the total target incentive fund earned.

IX.    INDIVIDUAL AWARD DETERMINATION
    Each Participant's award will be based upon the level of actual performance achieved relative to the established performance measures, as determined by a percentage from 0 percent to a maximum of 250 percent, as determined by the Administrator.

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X.    PAYMENT OF AWARDS
    Except as provided below or as otherwise determined by the Administrator, in order to receive an award payment under the Plan, the Participant must remain in the employment of MDUR or one of its subsidiaries for the entire Service Year. If a Participant terminates employment after the Participant’s 65th birthday and if the employment termination occurs during the Service Year, determination of whether the performance measures have been met will be made at the end of the Service Year, and to the extent met, payment of the award will be made to the Participant, prorated. Proration of awards shall be based upon the number of full months elapsed from and including January to and including the month in which the employment termination occurs. The prorated award shall be paid as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.
    A Participant who transfers between MDUR and one of its subsidiaries during the plan year may receive a prorated award at the discretion of the Administrator.
    Payments made under the Plan will not be considered part of compensation for pension or 401k Plan employer matching purposes. Payments will be made in cash as soon as practicable in the year following the Service Year, but in all events between January 1 and March 10.
    To the extent approved by the Administrator of the Plan with respect to executives of MDUR or its subsidiaries, as applicable, incentive awards may be deferred. Deferred amounts for Service Years prior to 2021 shall comply with and be subject to the terms of the Plan and the Rules and Regulations and, to the extent not inconsistent therewith, the deferral election forms pursuant to which the amounts were deferred. Deferred amounts for Service Years after 2020 shall comply with and be subject to the terms of the MDU Resources Group, Inc. Deferred Compensation Plan.

XI.    ACCOUNTING RESTATEMENTS
This Section XI shall apply to incentive awards granted to all Participants in the Plan. Notwithstanding anything in the Plan or the Rules and Regulations to the contrary, if MDUR is required to prepare an accounting restatement due to material noncompliance with any

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financial reporting requirements under the securities laws, MDUR or the Administrator may, or shall if required, take action to recover incentive-based compensation from specific executive officers in accordance with its Guidelines for Repayment of Incentives Due to Accounting Restatements, as they may be amended or substituted from time to time, and in accordance with applicable law and applicable rules of the Securities and Exchange Commission and the New York Stock Exchange.

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